EXHIBIT 5.3

PAULA S. LETT, LL.B. (Hons.)

ATTORNEY-AT-LAW

SUITE 102 WARRENS COURT,	TEL: (246) 425-3447
WARRENS, ST. MICHAEL,	TEL: (246) 425-0930
BARBADOS	FAX: (246) 425-2949

E-mail: lettlaw@caribsurf.com

February 3, 2005

Secunda International Limited

One Canal Street

Dartmouth

Nova Scotia

Canada

B2Y 2W1

Dear Sirs,

Re:	Secunda Global Marine Incorporated; Secunda Global International Inc.; JDM Shipping Inc.; and International Shipping Corporation Inc.

This letter is furnished to you in connection with the Registration Statement on Form F-4 (the “Registration Statement”) filed by Secunda International Limited (the “Company”), Secunda Global Marine Incorporated; Secunda Global International Inc.; JDM Shipping Inc.; and International Shipping Corporation Inc. (collectively, the “Guaranteeing Subsidiaries”), and the other subsidiary guarantors of the Company referred to therein with the U.S. Securities and Exchange Commission.

The Registration Statement relates to the issuance by the Company in an exchange offer of $125,000,000 aggregate principal amount of Senior Secured Floating Rate Notes due August 1, 2012 (the “Exchange Notes”). Payment of the Exchange Notes will be guaranteed by the Guaranteeing Subsidiary pursuant to the Indenture, dated as of August 26, 2004 (the “Indenture”), among the Guaranteeing Subsidiaries, the Company and the other guarantor subsidiaries of the Company and U.S. Bank National Association, as trustee (the “Trustee”). All capitalised terms not otherwise defined herein have the meanings assigned to them in the Indenture.

In connection with this opinion, I have examined originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

(i)	the Indenture;

(ii)	the Registration Statement and the prospectus contained therein;

(iii)	the form of Notation of Guarantee to be endorsed on the Exchange Notes (the “Exchange Guarantee”) and;

(iv)	the certificate and articles of incorporation and the by-Laws of the Guaranteeing Subsidiaries as in effect at the date hereof, and such other corporate records as I have deemed necessary for a basis for this opinion.

In my examination of the foregoing documents, I have assumed the genuineness of all signatures, the authenticity and completeness of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as notarial, true, certified, conformed, photostatic or telecopied copies thereof; and the completeness and accuracy of all facts set forth in official public records and certificates and other documents issued by public officials. Further all assumptions made in respect of the Original Opinion are incorporated herein.

I am qualified to practice law only in Barbados and have made no investigation of laws of any jurisdiction other than the laws of Barbados. This opinion is limited to the laws of Barbados as applied by the courts of Barbados and is limited to and is given on the basis of the current law and practice in Barbados.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, it is my opinion that:

(i)	the Guaranteeing Subsidiaries are bodies corporate duly organized, validly existing and in good standing under the Laws of Barbados;

(ii)	the Exchange Guarantee has been duly authorized by all necessary corporate action of the Guaranteeing Subsidiaries.

This opinion may be relied upon, quoted and referred to by Vinson Elkins L.L.P., and McInnes Cooper, for the purpose of their rendering of legal opinions in connection with the transactions contemplated by the Indenture and the filing of any registration statement in accordance with the Registration Rights Agreement filed by the Company. I consent to the filing of this opinion with the Registration Statement and the inclusion of my name under “Legal Matters” in any prospectus included therein.

Yours faithfully,

/s/ Paula S. Lett
Paula S. Lett

PL

2